UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2020

FRESH PROMISE FOODS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-24723	88-0393257
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3416 Shadybrook Drive

Midwest City, OK 73110

(Address of principal executive offices)

405-733-1567

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

Item 1.01. Entry into a Material Definitive Agreement.

SETTLEMENT AGREEMENT, WAIVER AND RELEASE OF CLAIMS

The company and all parties have executed this Agreement to be effective as of the Effective Date December 7, 2020.

The Agreement is in reference to the Asset Purchase Agreement, dated June 27, 2017 by and between the company and “Giddy Up”. The Parties warrant and represent that they seek to fully and mutually rescind the Purchase Agreement and, in so doing, for the Seller to acquire the Subject Assets and, at the same time, for each of the Parties to fully and forever wave and release all claims, both known and unknown, that each has or may have against any other party whether arising out of the Purchase Agreement or otherwise and whether in tort or contract (the "Subject Claims") and for each of the Parties to fully and without qualification, indemnify and hold all other Parties harmless from and against any Subject Claims, both known and unknown.

In the interest of furthering the business interest of both parties, the parties have agreed to enter into an exclusive licensing agreement for the Giddy Up brand in the category of alcoholic beverages. The terms of this licensing agreement will be defined under a separate “Licensing Agreement" that will be executed by both parties within 30 days of the execution of this Settlement Agreement.

A copy of the Agreement is attached as Exhibit 2.1 thereto. The description of the Agreement therein is qualified by the terms of the full text of the agreement attached thereto and the terms thereof are incorporated therein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit 2.1	Settlement Agreement, Waiver and Release of Claims

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRESH PROMISE FOODS, INC.

Date: December 11, 2020	By:	/s/ Joe E. Poe Jr.
	Name:	Joe E. Poe Jr.
	Title:	CEO